Exhibit 99.1

               EPICEDGE SECURES AN ADDITIONAL $2,000,000 FINANCING

Houston, TX - September 28, 2000 - EpicEdge, Inc. (AMEX: EDG), a leading e-business professional services provider, today announced that two of its current investors, Edgewater Private Equity Fund III, L.P., based in Chicago, Illinois, and Fleck T.I.M.E. Fund L.P., based in Connecticut, have committed to purchase from the company an aggregate of 2,000,000 shares of unregistered common stock for an aggregate purchase price of $2,000,000. The stock purchase agreement also provides for two additional board members to be appointed by Edgewater.

Paul Ruiz, chief financial officer of EpicEdge stated, "We are pleased with the continued support from our private investor group to provide additional funding that will allow the company to meet its immediate liquidity requirements. This transaction will enable the company to focus on executing its near term operating plan which includes raising additional capital to meet its liquidity requirements. The availability of additional capital resources will determine how we adjust our operating plan to ensure that our working capital requirements are consistent with the availability of capital resources."

The company also announced today that its chief executive officer and vice chairman, Charles H. Leaver, has resigned from the company to pursue other interests. The company has appointed Jeff Sexton, president and chief operating officer, as interim chief executive officer and has selected Heidrick & Struggles to perform a search for a new chief executive officer for the company.

Jeff Sexton stated, "The company is extremely grateful for all of the invaluable contributions that Charles Leaver has made during his tenure as chief executive officer. We wish him all of the best. As interim chief executive officer, I will focus on continuing to deliver unmatched client service, increasing revenues and achieving profitability."

These securities have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act of 1933.

About EpicEdge

EpicEdge (http://www.epicedge.com/) partners with the world's best companies to help them successfully transform their Internet vision into an effective e-business solution. EpicEdge's professional services support customers through all phases of implementation including strategy development and creative, information architecture and design, e-commerce application development, legacy system integration, project management and training, and Web site hosting. As a Sun (NASDAQ: SUNW) service provider and strategic partner with iPlanet(TM) E-Commerce Solutions, EpicEdge offers flexible consulting and technology solutions that address emerging needs and help clients to focus on performance improvement through measurement and assessment.

COMPANY CONTACTS:

         Sarah Jane Militello                      Sam DiPaola
         Chief Marketing Officer                   Investor Relations
         smilitello@epicedge.com                   sdipaola@epicedge.com
         (212) 460-9898                            (410) 576-8935